Exhibit 99.1




[FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.]                              FOR
                                                                    IMMEDIATE
                                                                      RELEASE



1401 Highway 62/65 North                     FOR FURTHER INFORMATION CONTACT:
P. O. Box 550                                   Larry J. Brandt/President-CEO
Harrison, AR  72602                                  Tommy Richardson/EVP-COO
                                                      Sherri Billings/EVP-CFO
                                                                 870-741-7641



                   FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
                              ANNOUNCES EARNINGS

Harrison, Arkansas - October 28, 2005 - (NASDAQ NMS:FFBH) First Federal Bancshares of Arkansas, Inc. (the "Corporation"), a unitary savings and loan holding company for First Federal Bank of Arkansas, FA (the "Bank") announced today that the Corporation's net income amounted to $2,036,000 or $0.41 basic earnings per share and $0.39 diluted earnings per share during the third quarter of 2005 compared to net income of $2,098,000 or $0.42 basic earnings per share and $0.39 diluted earnings per share during the third quarter of 2004. Earnings for the nine months ended September 30, 2005 amounted to $5,950,000 or $1.19 basic earnings per share and $1.14 diluted earnings per share compared to earnings of $5,788,000 or $1.14 basic earnings per share and $1.07 diluted earnings per share for the same period ended September 30, 2004. Book value or stockholders' equity per share, at September 30, 2005, was $15.33.

Larry J. Brandt, President/CEO for the Corporation said, "We are pleased to report another solid quarter of earnings with net income of $2 million for the quarter and $6 million for the nine months ended September 30, 2005. Loan demand continues to be strong in Northwest Arkansas, as evidenced by our nearly $80 million increase in net loans receivable since December 31, 2004. The resulting increase in interest income, as well as increased deposit fee income, have had a positive impact on return on average equity, which has increased to 11.2% this quarter compared to 10.4% for the year ended December 31, 2004. During the third quarter, the Corporation increased the quarterly cash dividend by 8% to $0.13 per share compared to $0.12 per share last quarter and $0.11 per share for the same quarter in 2004, an 18% increase. The grand opening for our third full-service office in Mountain Home was held in August and construction progress is on schedule for a December completion date for both our Springdale and Centerton offices."

Total assets at September 30, 2005 amounted to $840.9 million, total liabilities were $763.3 million and stockholders' equity totaled $77.6 million or 9.2% of total assets. This compares with total assets of $751.7 million, total liabilities of $676.4 million and stockholders' equity of $75.3 million or 10.0% of total assets at December 31, 2004. At September 30, 2005 compared to December 31, 2004, cash and cash equivalents increased $2.4 million or 14.8%, Federal Home Loan Bank stock increased $3.5 million or 70.8%, net loans receivable increased $79.4 million or 12.5% and office

                                      1

                                                                 Exhibit 99.1



properties and equipment increased by $2.4 million or 16.0%. The $86.9 million or 12.9% increase in total liabilities was primarily due to an increase in Federal Home Loan Bank ("FHLB") of Dallas advances of $79.7 million or 88.8% and an increase of $6.9 million or 1.2% in deposits. Cash and cash equivalents, funds available from the proceeds of matured or called investment securities held to maturity, and the increases in deposits and FHLB advances were used to fund loan growth. The increase in office properties and equipment was due to land purchased for branch expansion, construction costs for new branches in Mountain Home and Springdale, and remodeling of existing branch locations. Stockholders' equity increased during the nine month period ended September 30, 2005, due to net income in the amount of $6.0 million resulting from continued profitable operations, as well as the issuance of 201,543 shares of treasury stock totaling $2.0 million as a result of the exercise of stock options. Such increase was partially offset by the purchase of 233,000 shares of treasury stock totaling $5.7 million in connection with the Corporation's stock repurchase program and, to a lesser extent, the payment of quarterly cash dividends in the amount of $1.9 million.

Non-performing assets, consisting of certain classified loans and repossessed assets, amounted to $13.8 million or 1.64% of total assets at September 30, 2005, compared to $8.5 million or 1.13% of total assets at December 31, 2004. This increase was primarily due to two lending relationships. The allowance for loan losses amounted to $2.1 million at September 30, 2005 or 0.26% of total loans and $1.8 million at December 31, 2004 or 0.26% of total loans.

Net interest income, the primary component of net income, increased to $6.8 million and $19.7 million for the three and nine months ended September 30, 2005 from $6.5 million and $18.6 million for the comparable periods in 2004. Net interest margin for the three months and nine months ended September 30, 2005 was 3.55% and 3.54%, respectively, compared to 3.83% and 3.76% for the same periods in 2004.

The provision for loan losses increased $83,000 to $285,000 for the three month period ended September 30, 2005 compared to $202,000 for the three month period ended September 30, 2004 and increased $157,000 to $820,000 for the nine month period ended September 30, 2005 compared to $663,000 for the nine month period ended September 30, 2004.

Noninterest income increased $245,000 or 15.6% to $1.8 million for the three month period ended September 30, 2005 compared to $1.6 million for the same period in 2004 and increased $523,000 or 11.4% to $5.1 million for the nine month period ended September 30, 2005 compared to $4.6 million for the same period in 2004, primarily due to an increase in deposit fee income during both periods in 2005.

Noninterest expenses increased $579,000 or 12.2% to $5.3 million for the three months ended September 30, 2005 compared to $4.7 million for the same period in 2004 and increased $1.2 million or 8.3% to $15.2 million for the nine months ended September 30, 2005 compared to $14.0 million for the same period in 2004. Such increases were primarily due to increases in salaries and employee benefits.




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                                                                 Exhibit 99.1



First Federal Bank is a community bank serving consumers and businesses with a full range of checking, savings, investment and loan products and services. The Bank, in its 71st year, conducts business from 16 full-service branch locations, one stand-alone loan production office, and 25 ATMs located in Northcentral and Northwest Arkansas. For information on all the products and services we offer, visit us at www.ffbh.com or contact our Account Information Center at (870) 365-8329 or (866) AIC-FFBH toll free or by email at aic@ffbh.com.


                           Financial Tables Attached

































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                                                                 Exhibit 99.1


                  FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
          CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                          (In thousands of dollars)
                                (Unaudited)


                                            September 30,        December 31,
ASSETS                                          2005                 2004
                                            _____________        ____________

Cash and cash equivalents                     $ 18,376             $16,003
Investment securities held to maturity          56,184              56,660
Federal Home Loan Bank stock                     8,329               4,876
Loans receivable, net of allowances            713,576             634,217
Accrued interest receivable                      6,469               4,427
Real estate acquired in settlement
  of loans, net                                    348                 563
Office properties and equipment, net            17,742              15,295
Cash surrender value of life insurance          18,476              17,897
Prepaid expenses and other assets                1,404               1,727
                                              ________            ________
  TOTAL ASSETS                                $840,904            $751,665
                                              ========            ========


LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Deposits                                      $589,298            $582,424
Federal Home Loan Bank advances                169,491              89,756
Advance payments by borrowers for
  taxes and insurance                              595                 757
Other liabilities                                3,911               3,427
                                              ________            ________
  Total liabilities                            763,295             676,364

TOTAL STOCKHOLDERS' EQUITY                      77,609              75,301
                                              ________            ________
  TOTAL LIABILITIES AND
    STOCKHOLDERS' EQUITY                      $840,904            $751,665
                                              ========            ========










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                                                                 Exhibit 99.1


                   FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      AND RELATED SELECTED OPERATING DATA
             (In thousands of dollars, except earnings per share)
                                  (Unaudited)

                            Three Months Ended Sept. 30,   Nine Months Ended Sept. 30,
                            ____________________________   ___________________________
                                2005           2004            2005           2004
                            ____________   _____________   ____________   ____________
Interest income               $11,916        $10,083         $33,512         $29,176
Interest expense                5,135          3,620          13,850          10,559
                              _______        _______         _______         _______
Net interest income             6,781          6,463          19,662          18,617
Provision for loan losses         285            202             820             663
                              _______        _______         _______         _______
Net interest income after
 provision for loan losses      6,496          6,261          18,842          17,954
Noninterest income              1,818          1,573           5,111           4,588
Noninterest expenses            5,313          4,734          15,188          14,031
                              _______        _______         _______         _______
Income before income taxes      3,001          3,100           8,765           8,511
Income tax provision              965          1,002           2,815           2,723
                              _______        _______         _______         _______
Net income                    $ 2,036        $ 2,098         $ 5,950         $ 5,788
                              =======        =======         =======         =======

Earnings Per Share:
  Basic                       $  0.41        $  0.42         $  1.19         $  1.14
                              =======        =======         =======         =======
  Diluted                     $  0.39        $  0.39         $  1.14         $  1.07
                              =======        =======         =======         =======
Cash Dividends Declared       $  0.13        $  0.11         $  0.37         $  0.31
                              =======        =======         =======         =======



Selected Operating Data
(Quarter Annualized):
________________________
Interest rate spread            3.45%          3.73%           3.44%           3.65%
Net interest margin             3.55%          3.83%           3.54%           3.76%
Return on average assets        1.00%          1.16%           1.00%           1.09%
Noninterest expenses to
 average assets                 2.61%          2.62%           2.55%           2.64%
Return on average equity       11.15%         11.20%          10.60%          10.24%











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